Exhibit 99.1

SPARK NETWORKS® SPECIAL COMMITTEE

RETAINS PIPER JAFFRAY & CO. AS ITS INDEPENDENT FINANCIAL ADVISOR

BEVERLY HILLS, Calif., March 19, 2010 — The Special Committee of the Board of Directors of Spark Networks, Inc. (NYSE Amex: LOV), a leading provider of online personals services, announced today it completed its selection process of a financial advisor and has retained Piper Jaffray & Co. as its independent financial advisor. The Special Committee was formed by the Company’s Board of Directors to consider a proposal by Great Hill Partners III, LP (“Great Hill”) to purchase all of the outstanding shares of common stock of the Company not owned by Great Hill, and to consider other potential transactions and strategic alternatives available to the Company.

No assurance can be given that an agreement on terms satisfactory to the Special Committee or the board of directors will result from the proposal submitted by Great Hill or that any transaction will be entered into or completed with Great Hill or any other party.

Separately, the Company announced today that L.I.S.T. Incorporated recently filed a purported class action complaint in the Delaware Court of Chancery alleging breach of fiduciary duties by the directors of the Company and Great Hill and seeking to enjoin the consummation of Great Hill’s offer. The Company believes that the claims are meritless and intends to defend itself vigorously.

Safe Harbor Statement:

This press release contains forward-looking statements. Any statements in this news release that are not statements of historical fact may be considered to be forward-looking statements. Written words, such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate,” “intends,” “goal,” “objective,” “seek,” “attempt,” or variations of these or similar words, identify forward-looking statements. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the near future. There are a number of factors that could cause actual results and developments to differ materially, including, but not limited to our ability to: attract members; convert members into paying subscribers and retain our paying subscribers; develop or acquire new product offerings and successfully implement and expand those offerings; keep pace with rapid technological changes; maintain the strength of our existing brands and maintain and enhance those brands and our dependence upon the telecommunications infrastructure and our networking hardware and software infrastructure; identify and consummate strategic acquisitions and integrate acquired companies or assets; obtain financing on acceptable terms; and successfully implement our current long-term growth strategy. For a discussion of these and further risks and uncertainties, please see our filings with the Securities and Exchange Commission. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that we file at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our public filings with the SEC also are available from commercial document retrieval services and at the Web site maintained by the SEC at http://www.sec.gov.

About Spark Networks, Inc.:

The Spark Networks portfolio of online personals communities includes, among others, JDate®.com (www.jdate.com), Spark®.com (www.spark.com), BlackSingles.com® (www.blacksingles.com), and ChristianMingle®.com (www.christianmingle.com).

For more information

Investors:	Brett Zane
+ 1-323-658-3000 ext. 4001
bzane@spark.net

Media:	Arielle Wolin
+ 1-323-658-3000 ext. 4029
awolin@spark.net